Exhibit (a)(5)(D)

Tri-S Security Announces Extension of Exchange Offer

For 10% Convertible Promissory Notes Due 2008

ATLANTA – Thursday, September 18, 2008 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced that it has extended until 5:00 p.m., Eastern Daylight time, on October 3, 2008, the expiration of its offer to exchange its 10% Convertible Promissory Notes Due 2008 for (i) shares of its common stock plus Series A Warrants or (ii) its 10% Convertible Promissory Notes Due 2011 plus Series B Warrants (the “Exchange Offer”). The Exchange Offer was initially scheduled to expire at 5:00 p.m., Eastern Daylight time, on September 18, 2008.

The Exchange Offer remains subject to the terms and conditions set forth in the Offer to Exchange, dated August 20, 2008 and amended and restated on September 18, 2008, regarding the Exchange Offer and the related Exchange Offer materials, each as amended through the date hereof. The Offer to Exchange and the related Exchange Offer materials are available free of charge at the Securities and Exchange Commission’s website at www.sec.gov. In addition, Tri-S Security will provide copies of the Offer to Exchange and the related Exchange Offer materials free of charge to holders of its 10% Convertible Promissory Notes Due 2008 upon request made in writing or by telephone to Tri-S Security Corporation, Royal Centre One, 11675 Great Oaks Way, Suite 120, Alpharetta, Georgia 30022, telephone number (678) 808-1540.

The Exchange Offer will expire at 5:00 p.m., Eastern Daylight time, on October 3, 2008, unless extended or earlier terminated by Tri-S Security.

This announcement is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Tri-S Security.

Tri-S Security Announces Extension of Exchange Offer

September 18, 2008

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services and equipment for government and private entities. Security services include uniformed guards, electronic monitoring systems, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Contact:

Tri-S Security Corporation

Ronald Farrell, Chairman and Chief Executive Officer

ronfarrell@trissecurity.com

1-678-808-1540

Investor Relations Counsel

Booke and Company, Inc.

1-212 -490-9095